Exhibit 99.1


Hub International Reports Increases in First Quarter Results

    CHICAGO--(BUSINESS WIRE)--April 28, 2004--Hub International
Limited (NYSE/TSX:HBG):

    --  Revenue increases 15% to $79.3 million

    -- Net earnings rise 8% to $9.6 million, or $0.29 per diluted share

    -- Hub posts 13% organic growth rate; 7% net of exchange rate impact

    -- Results include previously disclosed $0.05 per diluted share non-cash charge related to rebranding

    --  Acquisition detail provided with review of guidance

    Hub International Limited (NYSE/TSX:HBG) today reported an 8% increase in first quarter net earnings as revenue grew 15%. Organic growth for Hub, one of the leading North American insurance brokers, was a strong 13%, or 7% excluding the benefits of the strengthening Canadian dollar.
    Net earnings increased 8% to $9.6 million from $8.9 million in the first quarter of 2003, while diluted earnings per share increased 4% to $0.29 from $0.28 a year ago. First quarter 2004 earnings included a previously disclosed non-cash write-off of $2.6 million (pre-tax) as a result of the company's decision to adopt the Hub International name for most of its operating units and phase out use of prior trade names. Net of tax, this non-cash charge was approximately $1.7 million, or $0.05 per diluted share. Revenue increased 15% to $79.3 million from $68.9 million a year ago.
    "We are very pleased with our revenue, earnings and organic growth performance for the first quarter," said Martin P. Hughes, Chairman and Chief Executive Officer. "Absent the impact of the write-off of trademarks, net earnings increased a solid 27% and our profit margin, net earnings expressed as a percentage of revenue, improved to 14% from 13%."
    Commission income grew 13% to $61.6 million from $54.5 million, while contingent commissions and volume overrides rose 21% to $15.0 million from $12.4 million. Contingents and volume overrides are additional commissions paid by insurers on the basis of volume and profitability of business placed by Hub. Other income, including fees for risk management services, investment income and other items, grew 37% to $2.7 million from $2.0 million.

    REVENUE GROWS FOR BOTH U.S. AND CANADIAN OPERATIONS

    U.S. revenue increased 8% to $48.8 million from $45.3 million a year earlier. Commissions grew 6% to $37.1 million from $35.0 million, while contingent commissions and volume overrides rose 10% to $9.6 million from $8.8 million. Other income increased 37% to $2.1 million from $1.5 million.
    Canadian revenue increased 30% to $30.6 million from $23.6 million in 2003, while contingents and volume overrides grew 51% to $5.4 million from $3.6 million. Other income increased 36% to $0.6 million from $0.5 million. Approximately 17 percentage points of the Canadian growth rate resulted from the increased value of the Canadian dollar compared to the U.S. dollar. Absent this impact, Canadian revenue still increased a solid 13%.
    Hub's consolidated organic growth--revenue increases from operations owned at least 12 months--was a strong 13%, or 7% when the benefits of the stronger Canadian dollar are excluded. Hub recorded an 11% percent organic growth rate for commissions, or 5% when exchange rate impacts are excluded.
    In the United States, Hub's brokerages posted a 3% organic growth rate for commission income. In Canada, Hub's brokerages posted a 25% organic growth rate for commission income, including currency exchange benefits, and 9% when exchange rate benefits are excluded.

    MARGINS IMPROVE BEFORE IMPACT OF INTANGIBLES WRITEDOWN

    Cash compensation increased 10% to $40.6 million from $37.0 million, but declined as a percentage of revenue to 51% from 54%, largely due to the growth in contingent commissions and volume overrides, which do not create additional compensation expense. Selling, occupancy and administration expense increased 19% to $15.6 million from $13.1 million, increasing to 20% of revenue from 19%, primarily as a result of increased costs related to administrative and reporting procedures implemented in connection with the Sarbanes-Oxley Act.
    Pre-tax earnings increased 4% to $14.9 million from $14.3 million while pre-tax margin, earnings before income tax expressed as a percentage of revenue, declined to 19% from 21%, due to the write-off of trademarks. Absent this non-cash charge, pre-tax earnings increased 23% and pre-tax margin improved to 22% from 21%. Hub's effective tax rate declined to 35% from 38% in the first quarter of 2003, primarily as a result of a reduction in Canadian tax rates.
    Net earnings increased 8% to $9.6 million from $8.9 million in the first quarter of 2003. Excluding the non-cash charge related to the write-off of trademarks, the increase was 27%. On a diluted per share basis, earnings grew 4% to $0.29 from $0.28 a year ago. Excluding the trademark write-off, earnings per diluted share increased 21% to $0.34.

    HUB REVIEWS GUIDANCE FOR 2004

    "Our brokerages have begun the year with strong sales efforts and effective cost management, adding to our confidence for the coming year," Hughes said. "We remain comfortable with the 2004 earnings guidance range of $1.13-$1.17 we issued earlier this year. We anticipate that our recent acquisition of Bush, Cotton & Scott L.L.C. will be slightly accretive to earnings per share in the current year and more accretive on a 12-month basis."
    Recently, Hub announced a definitive agreement to purchase Talbot Financial Corporation, based in Albuquerque, New Mexico. The acquisition is expected to close sometime near July l, 2004, and the company expects to update guidance after the acquisition closes.
    "We anticipate that Talbot will add approximately $100 million in revenue on an annualized basis," Hughes said. "In addition it is anticipated that combined cash compensation, selling, occupancy and administrative expense will total 78% - 80% of that revenue.
    "Accounting treatment related to the Talbot acquisition differs from previous Hub acquisitions," Hughes added. "Although we are very excited about the people and growth potential provided by this purchase, the accounting treatment is expected to result in significant non-cash compensation charges over the next three years."
    Hughes explained that in connection with the purchase of Talbot, Hub agreed to issue common shares to management based on the achievement of certain performance targets. It is anticipated this amount will be at least $26 million, and could increase beyond $40 million if certain performance targets are exceeded over the next three years.
    "Excluding the non-cash stock based compensation charges mentioned above, we expect Talbot's operations to be accretive to earnings during the first 12 months of their inclusion in our consolidated results." Hughes said. "Due to the seasonality of those results, however, the benefit will be proportionately smaller in the current calendar year.
    "Talbot's profit margin currently is lower than Hub's and is expected to put pressure on our anticipated margin expansion in 2004," Hughes added. "However, we have incentivized management and expect them to eliminate the margin differential during the course of the next 24 months.
    "Most important, though, is the contribution Talbot can make to our entire organization," Hughes concluded. "With strong operations in the Western and Southwestern United States, this acquisition gives us a substantial boost in completing Hub's U.S. geographic footprint. In addition, we believe the Talbot acquisition will create ample opportunity to expand further with fold-in acquisitions in this market area."

    COMPANY SCHEDULES CONFERENCE CALL AND WEBCAST

    The company will discuss first quarter results and review guidance on a conference call scheduled for 9:30 a.m. (CST), 10:30 a.m. (EST) on Wednesday, April 28, 2004. The call may be accessed via the internet by logging onto www.hubinternational.com and will be available for replay for 90 days on Hub's website, www.hubinternational.com.
    Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth
For the three months ended March 31, 2004
(in thousands of U.S. dollars, except percentages)

                                                      Net
                     Revenue                      Adjustments
                 ----------------         Total       For      Organic
                  First quarter   Total   Growth (Acquisitions) Growth
                  2004     2003  Change($)  (%)   And Disposals   (%)
                 -----------------------------------------------------
Total
------
Commission
 Income          $61,629 $54,541    $7,088    13%      $(1,286)    11%
Contingent
 Commissions
 and Volume
 Overrides        15,037  12,377     2,660    21%           (1)    21%
Other Income       2,683   1,959       724    37%         (382)    17%
                 -----------------------------------------------------
Total            $79,349 $68,877   $10,472    15%      $(1,669)    13%
                 -----------------------------------------------------

USA
----
Commission
 Income          $37,092 $34,986    $2,106     6%      $(1,199)     3%
Contingent
 Commissions
 and Volume
 Overrides         9,643   8,800       843    10%           (1)    10%
Other Income       2,049   1,493       556    37%         (377)    12%
                 -----------------------------------------------------
Total            $48,784 $45,279    $3,505     8%      $(1,577)     4%
                 -----------------------------------------------------

Canada
-------
Commission
 Income          $24,537 $19,555    $4,982    25%         $(87)    25%
Contingent
 Commissions
 and Volume
 Overrides         5,394   3,577     1,817    51%            -     51%
Other Income         634     466       168    36%           (5)    35%
                 -----------------------------------------------------
Total            $30,565 $23,598    $6,967    30%         $(92)    29%
                 -----------------------------------------------------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months ended March 31, 2004 and 2003
(in thousands of U.S. dollars, except per share amounts)

                                                    First quarter
                                                  2004         2003
                                             -------------------------
                                             (Unaudited)  (Unaudited)
Revenue
 Commission income                              $ 61,629     $ 54,541
 Contingent commissions and volume overrides      15,037       12,377
 Other                                             2,683        1,959
                                             -------------------------
                                                  79,349       68,877
                                             -------------------------

Expenses
 Compensation                                     40,637       37,012
 Selling, occupancy and administration            15,553       13,106
 Depreciation                                      1,587        1,394
 Interest expense                                  1,660        1,367
 Intangible asset amortization                       781          801
 Loss/(gain) on disposal of  property,
     equipment and other assets                       38          (56)
 Loss on write-off of trademarks                   2,587            -
 Loss on put option liability                          -           27
 Non-cash stock based compensation                 1,614          962
                                             -------------------------
                                                  64,457       54,613
                                             -------------------------

Net earnings before income taxes                  14,892       14,264
                                             -------------------------

Provision for income tax expense (benefit)
 Current                                           6,738        5,661
 Future                                           (1,469)        (301)
                                             -------------------------
                                                   5,269        5,360
                                             -------------------------
Net earnings                                       9,623        8,904
Interest on subordinated convertible
 debentures                                          475          471
                                             -------------------------
Diluted net earnings                            $ 10,098     $  9,375
                                             -------------------------
                                             -------------------------

Earnings per share
 Basic                                          $   0.32     $   0.30
 Diluted                                        $   0.29     $   0.28

Weighted average shares outstanding
 - Basic  (000's)                                 30,015       29,326
Weighted average shares outstanding
 -  Diluted (000's)                               34,258       33,465


HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of March 31, 2004 and December 31, 2003
(in thousands of U.S. dollars)
                                                  2004         2003
                                              ----------- ------------
                                              (Unaudited)
Assets
Current assets:
Cash and cash equivalents                      $  87,304    $  82,052
Trust cash                                        43,901       54,534
Accounts and other receivables                   114,321      163,728
Income taxes receivable                            4,040        6,768
Future income taxes                                4,769        2,865
Prepaid expenses                                   4,324        4,449
                                              ----------- ------------
Total current assets                             258,659      314,396

Goodwill                                         305,490      305,862
Other intangible assets                           39,592       42,903
Property and equipment                            23,816       24,181
Future income taxes                                6,095        6,458
Other assets                                       6,031        6,803
                                              ----------- ------------
Total assets                                   $ 639,683    $ 700,603
                                              ----------- ------------
                                              ----------- ------------

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities       $ 157,005    $ 226,168
Contingent consideration payable                     558            -
Income taxes payable                               2,463        3,804
Future income taxes                                  232          114
Current portion long-term debt and capital
 leases                                            2,777        3,362
                                              ----------- ------------
Total current liabilities                        163,035      233,448

Long-term debt and capital leases                 75,121       75,437
Subordinated convertible debentures               35,000       35,000
Future income taxes                               13,687       13,928
                                              ----------- ------------
Total liabilities                                286,843      357,813
                                              ----------- ------------

Commitments and Contingencies

Shareholders' equity
Share capital                                    255,690      254,845
Issuable shares                                       44          721
Contributed surplus                                7,882        4,806
Cumulative translation account                    18,770       20,062
Retained earnings                                 70,454       62,356
                                              ----------- ------------
Total shareholders' equity                       352,840      342,790
                                              ----------- ------------
Total liabilities and shareholders' equity     $ 639,683    $ 700,603
                                              ----------- ------------
                                              ----------- ------------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months ended March 31, 2004 and 2003
(in thousands of U.S. dollars)

                                                   First quarter
                                             -------------------------
                                                 2004         2003
                                             -------------------------
                                             (Unaudited)  (Unaudited)
Operating activities
Net earnings                                   $   9,623    $   8,904
Items not affecting working capital:
 Amortization and depreciation                     2,368        2,195
 Loss/(gain) on disposal of property,
    equipment and other assets                        38          (56)
 Loss on write-off of trademarks                   2,587            -
 Loss on put option liability                          -           27
 Non-cash stock based compensation                 1,614          962
 Future income taxes                              (1,469)        (301)
Non-cash working capital items
 Trust cash                                       10,633       15,721
 Accounts and other receivables                   50,021       37,080
 Prepaid expenses                                    125       (1,261)
 Accounts payable and accrued liabilities        (69,049)     (50,508)
 Other assets                                        128            -
 Income taxes                                      1,387        1,962
                                             -------------------------
 Net cash flows from operating activities          8,006       14,725
                                             -------------------------

Investing activities
 Property and equipment - purchases               (1,396)      (1,493)
 Property and equipment - proceeds on sale            67            7
 Purchase of subsidiaries, net of cash
  received                                          (257)     (11,221)
 Sale of subsidiaries                                  -          291
 Other assets                                        560          (24)
                                             -------------------------
 Net cash flows used for investing
  activities                                      (1,026)     (12,440)
                                             -------------------------

Financing activities
 Long-term debt and capital leases -
  repayments                                      (1,015)        (698)
 Share capital - issued for cash, net of
  issue costs                                         40          (31)
                                             -------------------------
 Net cash flows used for financing
  activities                                        (975)        (729)
                                             -------------------------

Effect of exchange rate changes on cash and
 cash equivalents                                   (753)       1,025
                                             -------------------------
Change in cash and cash equivalents                5,252        2,581
Cash and cash equivalents - Beginning of
 period                                           82,052       40,642
                                             -------------------------
Cash and cash equivalents - End of period      $  87,304    $  43,223
                                             -------------------------
                                             -------------------------


    CONTACT: Hub International Limited
             Media Contact:
             Dennis J. Pauls, 312-279-4880
             Vice President and CFO
             email: dpauls@hubinternational.com
             or
             Investor Contact:
             Rosenbaum Advisors
             Michael Rosenbaum, 847-749-1010
             email: michael@rosenbaumadvisors.com